UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ___)*
Scott's Liquid Gold-Inc.
(Name of Issuer)
Common Stock, par value $0.01
(Title of Class of Securities)
810202101
(CUSIP Number)
10/24/2022
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

	[_]  Rule 13d-1(b)

	[X]  Rule 13d-1(c)

	[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SCHEDULE 13G
CUSIP No.
810202101

1
Names of Reporting Persons

1060 Capital, LLC
2
Check the appropriate box if a member of a Group (see instructions)

(a)[ ]
(b)[ ]
3
Sec Use Only


4
Citizenship or Place of Organization

Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:

5
  Sole Voting Power


  0

6
  Shared Voting Power


  668,148

7
  Sole Dispositive Power


  0

8
  Shared Dispositive Power


  668,148
9
Aggregate Amount Beneficially Owned by Each Reporting Person

668,148
10
Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)

[ ]
11
Percent of class represented by amount in row (9)

5.22%
12
Type of Reporting Person (See Instructions)

IA

SCHEDULE 13G
CUSIP No.
810202101

1
Names of Reporting Persons

1060 Capital Management, LLC
2
Check the appropriate box if a member of a Group (see instructions)

(a)[ ]
(b)[ ]
3
Sec Use Only


4
Citizenship or Place of Organization

Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:

5
  Sole Voting Power


  0

6
  Shared Voting Power


  668,148

7
  Sole Dispositive Power


  0

8
  Shared Dispositive Power


  668,148
9
Aggregate Amount Beneficially Owned by Each Reporting Person

668,148
10
Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)

[ ]
11
Percent of class represented by amount in row (9)

5.22%
12
Type of Reporting Person (See Instructions)

HC


SCHEDULE 13G
CUSIP No.
810202101

1
Names of Reporting Persons

Brian Gustavson
2
Check the appropriate box if a member of a Group (see instructions)

(a)[ ]
(b)[ ]
3
Sec Use Only


4
Citizenship or Place of Organization

United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:

5
  Sole Voting Power


  0

6
  Shared Voting Power


  668,148

7
  Sole Dispositive Power


  0

8
  Shared Dispositive Power


  668,148
9
Aggregate Amount Beneficially Owned by Each Reporting Person

668,148
10
Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)

[ ]
11
Percent of class represented by amount in row (9)

5.22%
12
Type of Reporting Person (See Instructions)

HC, IN

Item 1.
(a)	Name of Issuer: Scott's Liquid Gold-Inc.
(b)	Address of Issuer's Principal Executive Offices: 8400 East Crescent
Parkway - Suite 450 Greenwood Village, CO 80111
Item 2.
(a) Name of Person Filing: 1060 Capital, LLC; 1060 Capital Management,
LLC; Brian Gustavson
(b) Address of Principal Business Office or, if None, Residence: 210 University Blvd. Suite 330 Denver, CO 80206
(c) Citizenship:	1060 Capital, LLC - Delaware; 1060 Capital
Management, LLC - Delaware; Brian Gustavson - United States of America
(d) Title and Class of Securities: Common Stock, par value $0.01
(e) CUSIP No.:	810202101
Item 3. 	If this statement is filed pursuant to 240.13d-1(b) or
240.13d-2(b) or (c), check whether the person filing is a:
(a)	[_]	Broker or dealer registered under Section 15 of the Act;
(b)	[_]	Bank as defined in Section 3(a)(6) of the Act;
(c)	[_]	Insurance company as defined in Section 3(a)(19) of the Act;
(d)	[_]	Investment company registered under Section 8 of the Investment
Company Act of 1940;
(e)	[_]	An investment adviser in accordance with Rule
13d-1(b)(1)(ii)(E);
(f)	[_]	An employee benefit plan or endowment fund in accordance with
Rule 13d-1(b)(1)(ii)(F);
(g)	[_]	A parent holding company or control person in accordance with
Rule 13d-1(b)(1)(ii)(G);
(h)	[_]	A savings associations as defined in Section 3(b) of the
Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	[_]	A church plan that is excluded from the definition of an
investment company under section 3(c)(14) of the Investment Company Act of 1940;
(j)	[_]	A non-U.S. institution in accordance with Rule
240.13d-1(b)(1)(ii)(J);
(k)	[_]	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If
filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____
Item 4.	Ownership
(a)	Amount Beneficially Owned:  	 668,148 shares deemed beneficially
owned by 1060 Capital, LLC; 668,148 shares deemed beneficially owned by
1060 Capital Management, LLC; 668,148 shares deemed beneficially owned by Brian Gustavson
 (b)	Percent of Class:  5.22% shares deemed beneficially owned by
1060 Capital, LLC; 5.22% shares deemed beneficially owned by 1060
Capital Management, LLC; 5.22% shares deemed beneficially owned by
Brian Gustavson
 (c)	Number of shares as to which such person has:
	(i)	Sole power to vote or to direct the vote: 1060 Capital, LLC -
0; 1060 Capital Management, LLC - 0; Brian Gustavson - 0
	(ii)	Shared power to vote or to direct the vote: 1060 Capital,
LLC - 668,148; 1060 Capital Management, LLC - 668,148; Brian
Gustavson - 668,148
(iii) Sole power to dispose or to direct the disposition of: 1060
Capital, LLC - 0; 1060 Capital Management, LLC - 0; Brian Gustavson - 0
(iv) Shared power to dispose or to direct the disposition of: 1060
Capital, LLC - 668,148; 1060 Capital Management, LLC - 668,148; Brian
Gustavson - 668,148
Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
[    ].
Item 6.	Ownership of more than Five Percent on Behalf of Another
Person. N/A
Item 7.	Identification and classification of the subsidiary which
acquired the security being reported on by the parent holding company or control person. N/A
Item 8.	Identification and classification of members of the group. N/A
Item 9.	Notice of Dissolution of Group. N/A
Item 10.	Certifications. N/A

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated:1/3/2023
Brian Gustavson
Brian Gustavson, Co-Founder and Portfolio Manager
The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.
Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).
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